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NEWS RELEASE

CONTACT:	Suzanne C. Shirley	Tyler Mason
	Investor Relations (714) 226-3470	Media Relations (714) 226-3530

FOR IMMEDIATE RELEASE

Pacificare Health Systems Revises EPS Guidance for the Fourth Quarter
and Full Year 2003 to Reflect Effect of Equity Offering

•	Company also comments on related costs and weighted average share base for 2004

CYPRESS, California, November 12, 2003 - PacifiCare Health Systems, Inc. (NYSE: PHS) announced today that it is revising its earnings per share guidance for the 2003 fourth quarter and the full year 2003 to reflect the costs associated with the redemption of $175 million in principal 10 3/4% senior notes that is expected to close in December 2003, and the dilutive effect of the 3.8 million shares of common stock issued in the public offering announced by the company on November 10, 2003. PacifiCare is lowering its fiscal year 2003 fourth quarter EPS guidance downward to a range of $0.59 to $0.64. This compares to previous EPS guidance of $1.02 to $1.07. It is also reducing its full year 2003 guidance to $6.00 to $6.05, from its previous guidance of $6.52 to $6.57 per diluted share.

Howard Phanstiel, president and chief executive officer, said, “We believe yesterday’s transaction positions us well for future growth and our confidence in the core earnings performance of the company remains unchanged.”

While the company has not yet issued earnings guidance for 2004, it estimates that the impact of the note redemption and equity offering will decrease expenses (primarily interest expense) by approximately $12 million net of taxes in 2004, and increase the weighted average number of shares outstanding to about 47.3 million shares in the first quarter of 2004, including dilution from the potential conversion of the company’s convertible debt.

Added Chief Financial Officer Gregory W. Scott, “We are pleased that the equity offering allowed us to redeem bonds at a contractual price of 110-3/4, which was significantly below current trading levels for the bonds. We believe this transaction strengthens both our balance sheet and our credit quality.”

The statements in this news release that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to earnings guidance, financial and operating performance and future estimates of weighted average number of shares outstanding. Important factors that could cause results to differ materially from those expected by management include the factors, risks, and uncertainties discussed in documents the company has filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended September 30, 2003.

PacifiCare Health Systems serves approximately 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions.

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